Exhibit 99.1

Flow International

Q3 2007 Conference Call Transcript

March 30, 2007, 11:00 a.m., EDT

The transcript of prepared remarks and question and answer session set forth below contain forward-looking statements relating to increasing spare parts sales, and increasing recognition of waterjet’s advantages for the aerospace and other industries. This statement is only a prediction and actual results could differ materially based on a number of risk factors, including those set forth in the March 30, 2007 Flow International Corporation Form 10-K/A Report filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this transcript. The Company is under no obligation, and does not intend, to update any of the forward looking statements in this transcript.

Operator:	Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the flow Corporation third quarter 2007 conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. If you have a question, please press the star followed by the 1 on your touchtone phone. This conference is being recorded Friday, March 30, 2007.

I would now like to turn the conference over to John Leness, general counsel. Please go ahead, sir.

John Leness:	Thank you. With me this morning are Stephen Light, Flow’s President and CEO, and Doug Fletcher, Chief Financial Officer. This call will include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. During the call, we will provide selected financial information and performance results for the first nine months of fiscal 2007. Any statements about future events, trends, risks and plans should be considered as forward looking. These are based on current expectations only. Actual results may differ from these forward-looking statements and are subjects to risks and uncertainties as are detailed in our public filings with the Securities and Exchange Commission. For additional discussion on the principal factors that may cause results to differ, please refer to our 10-K/A filing for the year ended April 30, 2006, and our most recent 10-Q. Flow takes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

With that introduction, I’ll turn the call over to Stephen Light.

Stephen Light:	Thanks, John. Good morning, ladies and gentlemen. Thank you for joining us this morning. First, I’d like to apologize for the short notice you received announcing this investor call. Our decision to present this morning was based on our just filed documents and to avoid conflicts with my international travel schedule next week. We felt it best to get the information out as quickly as possible and without further delay.

Now, let me address why there was the most recent delay and the additional round of restatements, which I understand has caused concern within the investment community.

Since early fiscal 2005, we’ve consumed our small internal audit organization on what seems like an army of expensive consultants working on documenting and improving our internal controls over financial reporting in order to comply with Section 404 of the Sarbanes-Oxley Act. As we approached fiscal year 2006 last April, it was apparent we’d be reporting several material weaknesses which would consume all of our small audit resources once again in 2007.

At that time, Doug and I decided we needed to resume regularly scheduled business auditing, as well as doing the SOX work. So, we hired several experienced auditors, developed a risk management plan, and sent them out across the Company.

During one of these regularly scheduled audits in Korea, our internal auditors detected irregularities between our bank balances and the local balance sheet. We quickly opened an investigation that at its conclusion revealed our sole financial employee there had been embezzling from the Company since about 2001. The Korea employee has admitted to this crime.

We estimate our losses to be approximately $305,000. Notwithstanding that we are insured against such losses with a modest deductible, the process of determining exactly what happened, what controls did not work, whether any similar situations exist across the remainder of the Company, and how to prevent a recurrence, consumed the past five weeks and delayed our filings.

During the review of this situation and our documents, we found some other small issues that needed to be corrected, and we took this opportunity to do that as well.

Doug will provide a detailed accounting of the exact impact of the Korea embezzlement and the other changes we’ve made to our filings during his remarks. I want to emphasize that this situation is totally unrelated to the previous Asia investigation, and this situation was detected by our internal audit function, which is working with the rest of our new finance team to improve our internal controls over financial reporting.

Now, I’ll comment on the third quarter results. As you can tell from our press release headlines, in the third quarter the Company benefited from its breadth of market diversity and continued very strong core waterjet and system growth to partially offset the increased expenses related to the Asia investigation, higher material and freight expenses, and delays in the receipt of aerospace follow-on orders.

Good strength continues in our metalworking markets, which include job shops and in-house manufacturing operations, which accounted for 22% of total systems revenue in 2006. The growth results from our increased selling presence, much improved market awareness, and of course our industry-leading new products, in particular, our new 87,000 psi HyperPressure system.

Flow’s stone and tile markets which last year also delivered 22% of global systems revenue remains strong as our customers support, domestic remodeling, and construction. The domestic new housing construction slowdown appears to have bottomed out, and a construction boom continues in other parts of the world.

Our new StoneCrafter machine reduced raw stone material pricing, and a larger number of pieces a waterjet can cut from a single sheet of stone versus conventional processes have helped us increase market penetration. We consider the recently held Coverings Industry Trade Show to have been very successful.

Recent news from the semiconductor manufacturers, one of our emerging markets and in particular from makers of flash memory chips is not as positive as metalworking or stone and tile. Our largest customer, Sandisk, has announced a 20% cutback in employment over the next year, crediting increased competition and falling prices for their slowing sales growth. This situation may result in slower new equipment sales to that segment, but currently machine utilization remains high.

And, of course, domestic auto companies have a lot of work to do to return to healthy growth, but early signs we see are more encouraging than this time last year.

Finally, our aerospace market, while terrific over the long-term, remains an uneven market today. Boeing is very busy working to get its first 787 airplane assembled for this summer while facing record-breaking backlogs for new aircraft.

Meanwhile, Airbus is dealing with escalating losses, battles with its unions, and country governments, ongoing A380 delays, and now A380 freighter cancellations.

In both the semiconductor and aerospace markets, orders result mainly from new product introductions and capacity expansions, not from replacement of an existing production facility. To Flow, this means occasional large orders, not a steady flow of smaller orders as we receive for our shape-cutting machines and aftermarket products. Order receipts is less a case of creating interest in waterjet and more the result of a customer needing to facilitate a new product line. The timeliness of our customers’ execution of their new products is unfortunately out of our control.

Summing these market pluses and minuses, I’d summarize my view on our markets as continuing to be good for Flow’s continued long-term growth.

Now, let’s move to the results. In our third quarter, total revenues increased 18% year-over-year, to $56 million. That’s 2% over Q2 of ‘07, and 5% over Q1. For those of you that know us well, this is highly unusual in that we’ve typically seen our third quarter as our slowest quarter of the year. Total systems revenue increased 20% despite aerospace’s 43% quarter over prior year quarter decline, and a very strong 29% adjusting for that aerospace. I’ll comment more about aerospace in a moment.

After-market revenues increased 11%, marking the second consecutive quarter during which after-market revenue growth exceeded the fleet expansion rate. We interpret this trend to indicate higher machine utilization than we forecasted, and continued market share recovery from competitors who sell our parts.

After-market revenues remain a solid 25% of total revenue, one point lower than last year’s 26%, as new system sales this year have been so robust.

In North America, our largest market, total quarterly revenue grew 26% year-over-year, while systems growth achieved 37%. We are delighted with the outstanding reception of our new 87K HyperPressure system introduced at September’s IMTS show. In fact, our most recent internal forecast for the year shows that 87K HyperPressure systems will account for more than 70% of systems revenue growth in North America. I’ll come back to HyperPressure once again in just a moment.

In Europe, total revenue increased 31%, with systems revenue continuing to reward implementation of our sales optimization strategy, as well as the benefits of a weaker U.S. dollar. You may recall we had comparable sales growth in Europe in the first half of the year.

At this time, 87K systems have not been officially introduced into Europe. European aftermarket growth was an extraordinary 31%, as we’re getting terrific acceptance of our recently introduced multilingual Internet store and supporting it with excellent management of the after-market process. Customer feedback has been very positive about our efforts in this area.

Moving now to Asia, which includes Japan, Taiwan, our Chinese operations, Korea, and Southeastern Asia, total revenue increased 36%, while systems revenue increased 41%. Year-to-date standard shape cutting machine revenues have increased a healthy 14%. Nanojets are not included in standard shape cutting machines.

Total systems revenue was further bolstered by deliveries of Nanojets to a Taiwanese customer to support startup of a new product line. Asia’s after-market revenues increased 25% as the installed base of semiconductor machines was heavily utilized in the period.

We see no evidence of a machine utilization slowdown at any of our semiconductor customers.

Finally, our Applications division, which is transitioning its focus away from domestic automotive systems, so our revenues decreased just 10%, an improvement from the prior quarter’s decline. We’ve begun to increasingly find non-automotive work in which to reply our robotic, abrasive waterjet technologies. Our abrasive waterjet robots are now cutting vehicle composites, medical equipment, and unmanned aerial vehicles. I’m optimistic this will be the last year-over-year decline from the Applications group.

Quarterly gross margin at 42.4 was flat year-over-year. Here I want to look below the consolidated results. Reviewing Flow’s total gross margin without the aerospace segment shows an improvement from 42% last year in Q3 to 43.5% in this year’s Q3, a 4% improvement.

I made two decisions over the past few quarters that negatively impacted the quarter’s gross margin results. The first was to continue startup support of our Japanese aerospace customers as they began production well beyond the scope of our agreed to contracts. I did this in order to assure on-time delivery of 787 components to Boeing, and to solidify our position with these customers for the lucrative follow-on machine orders.

Secondly, after the cancellation of the large Airbus contract earlier in the year, I directed our management team to retain our aerospace engineers in our Jeffersonville, Indiana facility, as these engineers are difficult to find and train, local management believe they had opportunities to use these engineers on other aerospace projects we saw developing, and we anticipated the follow-on contracts from Japan to occur by midyear.

While the Japanese 787 follow-on contracts are yet to arrive, real progress is being made with the tier ones in Japan on the second round.

Our ongoing startup support has positioned us for the next round of orders we hope to be speaking about on our fourth quarter call.

And, lastly, we have been successful in winning aerospace and custom waterjet work that was not in our original forecast. Two weeks ago we were notified of winning two orders totaling approximately $2.5 million, which will utilize these engineers fully. And this week we received orders for universal holding fixtures for previously-awarded engine nacelle cutting machines. However, the combination of the added startup costs and the delayed order caused gross margins in aerospace to decline nearly 50% from last year’s same quarter level, pulling down Flow’s overall numbers.

Nonetheless, I’m convinced the actions we took were appropriate to ensure Flow’s future in this key growth sector. I want to be clear with you, though, that not all the challenges in our gross margin stem from our aerospace business.

We continue to experience rising specialty steel costs as I reported over the past three investor calls. The long-term solution to this problem is the startup of additional specialty steel mills which are in construction, but I expect we’ll face this issue for another year.

Associated with this steel supply problem are added freight costs for expedited shipments. Freight and other logistics fees are also costing more than expected. Mostly, this results from increased shipments to Europe, where revenues are up more than 30% year-to-date over last year.

Doug will shortly address our SG&A expenses, as well as our balance sheet, but I want to comment on our increased sales, marketing and engineering expenses. While these accounts are showing higher expense levels than last year, neither is increasing at the rate of our revenue growth. Our programs to increase market awareness are obviously very successful.

Some of you may have seen the latest Orange County Chopper television shows on which our new AF Series, 5-axis waterjet cutting system, as well as our newest 55,000 psi industrial cleaning product were showcased. Lead generation from our marketing efforts is at an all-time high, even though there is some nervousness in our domestic markets as a result of interest rates, sub-prime market softness, and stock market adjustments.

The Westec show in California this week produced superb results. Our team booked more than three times the number of machines booked at last year’s show. Our sales optimization strategy in which we add salesmen and service technicians to targeted regions, while we reduce the geography our existing salesmen have to service, continues to improve our market penetration.

In the third quarter we’ve begun to expand our reach in Europe through the use of distributors in regions we don’t serve directly, such as Eastern Europe. Our engineering and product development activities remained at about 4% of revenue.

The highly successful introductions of Nanojet, StoneCrafter, and now the 87K HyperPressure system which we are expanding from its single machine introduction across our full product line are evidence of our investment in extending our market reach and remaining the premier performance brand in the waterjet market.

As I mentioned previously, sales of our new 87K HyperPressure waterjet system are growing rapidly. We’re the only company offering waterjet at this pressure. More than 70% of the sales growth in North America during fiscal 2007 is related to 87K. While we advertise a 30% increase in cutting speed, actual customers are reporting increases up to 70% versus conventional 60,000 psi waterjets.

At our factory here in Kent, our operator told me just last night that he’s cutting 50% faster with his new 87K HyperPressure waterjet. Equally important, overall system reliability has proven to be much better than even our highest expectations, and in most cases is as good or better than comparable 60K systems.

The aerospace situation I discussed earlier also impacted SG&A expenses, as we applied design engineers to unbilled customer support. Aerospace SG&A nearly doubled as a percent of its revenue in the quarter.

Now, I’ll turn the call over to Doug, for his analysis of our financial results.

Doug Fletcher:	Thanks, Stephen. Net income for the three months was $2 million, or $0.05 basic and fully diluted earnings per share. This compares to a net loss from continued operations in the prior year period of $2.3 million, or a loss of $0.07 basic and diluted earnings per share.

Our third quarter delivered very strong top line revenue growth and improving bottom line results. The costs related to the Asia special investigation including much higher audit and compliance costs reduced our profitability in the quarter. The prior period included $2.1 million for the cost of fair value adjustment of warrants issued, and the $407,000 loss on the sale of discontinued operations.

Stephen has already reviewed our revenue performance by segment, so I’ll touch on the status of our backlog and then the rest of our operating performance.

Our backlog represents orders for standard systems that ship within our normal lead time of one to four months, and orders for large aerospace systems that have up to an 18-month lead time. Revenue on aerospace projects is recognized on a percentage of completion basis and the backlog on that includes orders less revenue recognized on projects in progress.

Backlog as of January 31, 2007 stood at $24.6 million. This compares to backlog at October 31, 2006 of $21.8 million, and $46.5 million as of April 30, 2006. The backlog decline from the prior yearend was primarily due to the cancellation of the Airbus contracts, revenue already recognized on that contract, and completion of the first round of equipment orders for the Boeing 787 program. As Stephen discussed, the second round of orders for the Boeing 787 program have been slower to arrive than we expected.

Turning to our margins, our overall gross margin percentage was 42.4% for the three months ended January 31, 2007, essentially flat over the prior year. North American waterjet margins for the quarter were 44% versus 48% in the prior year.

Margins were impacted by the lower absorption of engineering and overhead in our aerospace business, as Stephen addressed, and higher material and freight costs.

As we discussed last quarter, our major challenge in our quest for continued gross margin improvement is our current issue with material sourcing, a consequence of shortages of specialty materials. While I’ve been able to meet the increasing orders of our customers, the consequences to Flow include higher purchase prices of raw materials, expensive expedited air shipments to avoid late delivery, and higher costs associated with identifying and qualifying suppliers capable of producing our specific alloys.

Of course, we work overtime to produce the parts quickly when the raw materials arrive. We continue to work with existing and new supplies globally to help alleviate the current constraints.

Margin in Asia benefited from favorable pricing on systems and a higher volume of spares revenue. Margins in our Other International waterjet were positively impacted by favorable pricing as well as the weakness of the U.S. dollar.

Applications margins improved to 20% in the third quarter of fiscal 2007 versus 17% in the prior year quarter due to improved project management and favorable pricing.

As Stephen mentioned, we completed an investigation into the irregularities at our small Korean subsidiary. This investigation determined that one individual had embezzled approximately $305,000 from the Company over a period of four to five years. As a result, we have reported the loss for this amount in general and administrative expenses in our Asia segment for the quarter ended January 31, 2007. We expect to recover a large portion of this loss under our insurance policies, but that recovery has not been included in our financial results.

Additionally, we also determined that other current assets at our Korean subsidiary were overstated and a charge of $72,000 was taken to cost of goods sold in the quarter ended January 31, 2007.

We have already taken steps to improve controls in our small offices to ensure that we do not have a recurrence.

Overall operating expenses were up 13% to $21.3 million for the current quarter versus the prior year. Excluding the cost of professional fees for the special Asia investigation, and audit fees for the resulting restatement of fiscal 2006 results, expenses grew only 9% on sales growth of 18% for the quarter.

Sales and marketing expenses were up 15% to $9.6 million for the third quarter. Expense growth was driven by our investments in product management, new sales, and marketing personnel in all regions, and higher commissions on higher system sales.

As Stephen mentioned, our system sales grew 20% during the quarter and were up 38% if we exclude aerospace in the Application segment.

As a percentage of revenue, sales and marketing expenses were 17% for the current quarter, and 18% for the nine months ended January 31, 2007, versus 18% and 17% in the prior respective periods.

The increased cost of trade shows during our second fiscal quarter, including September’s biannual IMTS show, is the main reason for the higher year-to-date percentage. We plan to continue to make investments in new sales and marketing personnel and programs to increase market awareness.

Research and engineering expenses were up 17% to $2.4 million for the third quarter on increased investment is for existing product enhancement and new product development. As a percentage of revenue, research and engineering were 4% for the quarter, consistent with the prior year.

General and administrative expenses were up 12% to $9 million for the third quarter, mainly due to the approximately $730,000 in professional fees related to the Asia investigation and the losses incurred in Korea of $305,000 that were reported in our Asia waterjet segment.

General and administrative expenses in North America, which include both corporate in the North American segment were up only 1% during the quarter. Increased staffing to build management depth and support local growth, and increase staffing in corporate and finance, internal audit, human resources and legal to support growth and improve compliance was offset by a reduction in costs of corporate incentive compensation programs. The prior year quarter included $1.5 million, the cost of the Key Employee Retention Program, which was terminated in February 2006.

The cost of professional fees for legal including patent litigation, external financial audit, and SOX 404 compliance were $2.3 million for the quarter, and $5.4 million year-to-date. This compares to $2.3 million for last year’s quarter and $5.6 million year-to-date last year. This includes $730,000 for the quarter, and $2.7 million year-to-date incurred in Asia for the special investigation.

While we planned to make progress reducing our compliance costs in fiscal 2007, the Asian investigation findings required that increased focus in several areas to improve our controls. We do not expect a significant reduction in our audit and compliance costs until we begin implementing our ERP system upgrade.

We expect approximately $2 million related to the cost of the amendment to the CEO’s employment agreement during the final fiscal quarter of 2007. Total value of the CEO’s contract amendment is approximately $5 million, which will be amortized over the estimated service period.

Operating income for the quarter was $2.4 million, up $1.4 million in the prior year. Operating margin was 4.4% for the current quarter versus 2.9% in the prior year. While operating income and margins have improved significantly, the cost of the Asia investigation and related audit and client costs caused margins to be well below our expectations.

Other income was $846,000 for the quarter, compared to $789,000 expense in the prior year period. In the quarter we realized $370,000 of net foreign exchange gains, and reported $352,000 of net unrealized foreign exchange gains. Foreign exchange gains were mainly due to the weakening U.S. dollar compared to other major currencies in which we transact business, such as the Canadian dollar, the Euro, and the Japanese yen.

We had interest income of $241,000 in the current quarter compared to $303,000 in the prior year quarter. The prior year included interest income on the notes taken as part of the sale of Euro business. Interest expense was down $193,000 from the prior year on lower debt levels.

Now, I’ll shift over to taxes. Our tax rate for the three months ended January 31, 2007, was 41%, up from 22.1% during the first half of the year. This is a result of raising our full year estimated tax rate to 28.4% due to lower domestic earnings as a result of lower projections for aerospace, and higher G&A costs related to the amendment of the CEO employment contract.

Our tax expense is mainly attributable to foreign taxes throughout Asia and Latin America, and some minimal local taxes in Germany and the United States. In addition, operations in certain jurisdictions, principally Germany, where we have NOLs , reported net income which was partially offset by the NOLs.

Turning to liquidity, as of January 31, 2007, we had $37.4 million in cash and cash equivalents, a net outstanding debt of $4.7 million. Primarily, this was for financing of a building in Taiwan at very favorable interest rates.

Under our $30 million three-year domestic senior credit agreement entered into July of 2005, we had $28.1 million of unused line of credit available, net of $1.9 million of outstanding letters of credit for our European contracts.

We generated $5 million of cash in operating activities during the nine months ended January 31, 2007, compared to $13.3 million generated for the nine months ended January 31, 2006. Cash generated before changes in operating accounts was $11 million for the nine months ended January 31, 2007, about equal to the prior year.

Changes in operating accounts resulted in net $5.6 million use of cash for the nine months ended January 31, 2007, compared to $2.2 million source of cash in the prior year same period.

The change from the prior year period is primarily due to the completion of large aerospace contracts that have reduced deferred revenue and customer deposits.

As of January 31, 2007, net receivable balance decreased $8.3 million, or 25% from April 30, 2006. The decrease in net receivables stemmed from reduction in trade receivables due to reduced sales volume experienced during the period compared to the high volume of the fourth quarter ended April 30, 2006, which is typically our strongest quarter.

Receivable days outstanding at January 31, 2007 decreased to 42 days from 46 in the prior year same period.

Compared to the same period last year, receivables are up 8% on increased sales versus the prior year third fiscal quarter.

Inventories at January 31, 2007 increased $3.5 million, or 16% from April 30, 2006. Our inventory level is typically lower at year end due to higher sales volume in the last fiscal quarter. Compared to the same period last year, inventories were up 30% due to higher business volume in the current fiscal year, and longer lead times quoted by our suppliers.

Capital expenditures for the first nine months of the year were $4.5 million, which included $2 million for our new information systems project, which we have named Global Transformation. This $11 million investment will span more than two years and involve most of the Company as we replace our current 12-year-old PRP system and upgrade our computer system’s architecture. This will enable us to bring enhanced and consistent processes to many of our functional areas around the world.

The remaining expenditures were for facility improvements and equipment purchases to support growth.

I want to touch on the filing of the 10-K/A in fiscal 2006, and the 10-Q/As for the first two fiscal quarters of 2007 that were filed yesterday. In the review process to close our third quarter we discovered a clerical error in the calculation of segment assets in our 10-K for the fiscal year ended 2006. Additionally, we discovered that we had incorrectly included in operating cash flows items that should have been included in financing and investing activities.

These cash flow items also carried over to our first two fiscal quarters of fiscal 2007. These changes had no impact on our reported results in the income statement and the balance sheet for those periods.

With that, I will turn the call back to Stephen.

Stephen Light:	Thanks, Doug. Clearly, we continue to have opportunities to improve cost management of our compliance, legal, internal and external audit, and corporate expenses. We’re addressing these areas closely while we’re simultaneously working hard to improve the accuracy and timeliness of our financial reporting.

Looking ahead a little bit but without giving guidance, for those of you who track durable goods orders and machine tool forecasts, the next 12 months are expected to moderate to somewhat slower growth. My experience here at Flow suggests to me that standard waterjet cutting systems will remain very strong as we continue to displace older processes, add more marketing and selling resources, and introduce new products. However, continued uncertainty in the aerospace segment related to the timing of orders from Airbus and the second round from Boeing’s Japanese partners may result in slower growth in that segment than in our core waterjet business.

In the semiconductor market, we’re closely monitoring our customers while we accelerate introduction of next-generation products targeted at offering them additional cost reduction opportunities.

Now I’d like to shift gears a little bit and address a few repetitive questions investors have asked at recent conferences and in telephone calls.

For those of you who have called me recently and have not gotten a reply, which you’ll recognize is not my normal behavior, I hope you appreciate that we’ve been pretty busy getting the K/A2, the two Qs restated, and finally the Q3, and we’ve been in a dark period. For those of you unable to attend the conferences that we’ve been at or who I have not responded to by telephone, several of the presentations have been webcast for your convenience.

The first question I’ve received at the conferences is how is the CEO search going? The board is continuing with its search for my successor. Korn/Ferry, their selected recruiter, reports they have a number of outstanding candidates. Frankly, that shouldn’t surprise anyone, as the Company leads its markets, it’s growing rapidly, and the balance sheet is in great shape. The directors are interviewing candidates.

The board is committed to doing a very diligent candidate review and will choose a person with appropriate experience and alignment to the Company’s successful strategy. We’re confident we will be able to attract a very capable individual to lead this Company into its next stage of growth.

The second question I’ve received has been of a personal nature. Where am I going after Flow? The simple answer is that at this time I’m focused solely on managing Flow and smoothly transitioning my responsibilities to my successor when he or she arrives. As a significant shareholder, I want to be certain that the Company doesn’t skip a beat as this event unfolds, so I’m spending no time on other pursuits.

The final question I’ve received relates to the recent 13-D filed by our larger shareholder, Third Point LLC, which suggests that the board terminate the search for a new CEO and put the Company up for sale.

The board considers input from all shareholders very seriously. During the past two and a half years, we’ve evaluated numerous alternatives with the assistance of a fully qualified third-party advisor. We’ve done this on a continuous basis because rapid and positive changes at the Company have made it necessary to continuously evaluate our needs, as well as our risks and opportunities. During that period, sales have grown more than 100% in our core business. We’ve eliminated over $100 million of debt. We’ve become profitable, and we’re generating significant amounts of cash.

Our most recent third-party-assisted review occurred this January. At that time we reviewed the capital structure of the Company and its ownership status to make sure we were managing our assets in a manner consistent with the best long-term interest of all shareholders.

At our March 7th board meeting, we reviewed these issues once again. The board continues to believe that the Company’s current status and strategic direction are correct. However, in order to be fully responsive to the questions raised in the 13-D filing, the board decided to engage the services of another third-party financial advisor to take a fresh look at the work we just completed, and to do a full capital markets analysis.

With that, I’d like to address any questions you may have. Eric, we’re ready for the first question, please.

Operator:	Thank you, sir. Ladies and gentlemen, we will now begin the question-and-answer session. As a reminder, if you have a question, please press the star followed by the 1 on your touchtone phone. To withdraw a question, press the star followed by the 2. If you’re using a speaker phone, please lift your handset before pressing the numbers.

Our first question comes from Chuck Murphy with Sidoti & Company. Please go ahead, sir.

Chuck Murphy:	Morning, guys. I guess my first question comes from your last comment, Stephen. Is that second financial advisor, is that still an ongoing study, or have they come out with their results?

Stephen Light:	Chuck, it’s ongoing.

Chuck Murphy:	Okay. And so my other questions were, first, can you discuss a little bit more in-depth the strength that you’re seeing in Europe, what products are doing especially well, and kind of what the outlook looks like there?

Stephen Light:	Sure. I think we announced about a year ago, year and a half ago, that we had changed the leadership in our European operations. The new executive there has driven significant sales growth frankly by implementing many of the strategies that have been successfully implemented domestically. And simultaneously beginning to explore markets available to us in the Persian Gulf, where we’re seeing tremendous construction activity.

You may have seen some recent articles about the construction that’s going on building islands and hotels and housing and what-have-you, and I think it’s either Dubai or Abu Dhabi. That area is consuming a significant number of machines for us. We’ve also recently begun to sell machines into Russia through an operation that we’re basing in the Czech Republic.

So, we’re seeing a full mix of our products, large envelopes, small envelope machines. As I indicated in my remarks, really excellent after-market work. The flowparts.com/Europe, the equivalent of the U.S. system, is now up and running in three languages. The growth rate or the transition rate of customers to that system far exceeds anything we saw in North America. We’re already well above 12% of revenue coming in through the Internet in Europe, and we’ve still got a few more languages to put up.

Now, I would say that -- or I want to point out that we have not introduced the 87K system officially in Europe. To put a system in Europe requires what’s called a CE certification. We have completed that work. We do have our first three 87K orders in Europe. One machine is up and running. We’re anticipating the same kind of reaction in Europe that we’re getting in the United States. When a customer sees an 87K running, it’s not a hard sale to move them up from a 60K to an 87. The productivity impact is that compelling. So, we’re seeing good health in Europe. The dollar has helped us, of course.

You’re aware, because I recall we talked about it, that we closed our European manufacturing operation the end of 2003, the beginning of 2004. Our timing couldn’t have, frankly, been better in doing that. We produced the machines for Europe in our Indiana subsidiary, or our Indiana plant. So, we enjoy the exchange rate difference and frankly we’re on the lower end of the price spectrum now in Europe offering the best equipment. It’s an almost ideal position to be in.

Chuck Murphy:	Okay. And can you repeat what the percent of North American growth was attributable to the 87K?

Stephen Light:	In North America by year end, and I want to be careful because we -- it’s almost like guidance and I don’t want to be on that slippery slope -- but a little over 70% of total growth in North America system sales will be related to the 87K.

Chuck Murphy:	Okay.

Stephen Light:	And I recall you saw that machine at the IMTS.

Chuck Murphy:	IMTS, yes, I did. And my final question, as far as the Japanese aerospace project, is this a new customer? How large is the order, and it sounded like you felt pretty good about seeing that order come through in the fourth quarter; am I correct?

Stephen Light:	Yes. Let me just be sure. What we’re anticipating, or what we are hoping, and I’ll use that word, to receive in the fourth quarter is the first of the follow-on machines from the initial round of 787 installations. Boeing is assembling the machine, we know that Boeing is in regular dialogue and negotiations with their subcontractors in Japan about taking the production rate of the airplane up significantly. This is way ahead of the originally anticipated production schedules for Boeing.

If I’m not mistaken at this point, they have almost 500 orders booked for the 787, and over 600 options. This is the fastest that any aircraft has ever been accepted in the market. Now, I would offer the caveat that they haven’t built one yet and they sure haven’t flown one yet, and we’re all excited and anticipating being invited to the rollout, but there’s an awful lot of work between where we are today and that occurring.

The machines we’re talking about are capacity increase machines to go into existing factories to make parts such as wings, spars, stringers, that we are currently making in Japan right now. I guess I want to point that out. Our machines are in full production in Japan building components for the 787.

Chuck Murphy:	Okay, all right. Thank you very much.

Operator:	Our next question comes from Chad Bennett from Northland Securities. Please go ahead.

Chad Bennett:	Yeah, just a couple of questions. I guess first of all, looking at the gross margin issue that you talked about and you gave great detail on, so I guess is it safe to say if the follow-on orders for the 787 happen the way that we expect, that I guess looking into ‘08 you would expect gross margins to tick up, overall gross margins to tick up from where they are today?

Stephen Light:	Chad, I’d answer that we would expect gross margins in the aerospace business to recover to where they ran last year and the first quarter of this year, which certainly was not dilutive to the overall Company performance. In fact, they were accretive.

Chad Bennett:	That’s what I’m trying to get, okay.

Stephen Light:	Yeah.

Chad Bennett:	Okay. I guess what I was trying to get at is how much is the kind of lack of utilization of the aerospace people versus how much is valid kind of structural change in the pricing of the cost of the components?

Stephen Light:	This is all about the utilization of those engineers. We worked very hard to attract the quality of engineer to the Louisville area to get these -- the quality of engineer we needed and wanted to get these machines built, and it was pretty much solely my decision to say we have got to keep these people. We know the orders are coming, it’s not a question of if, it’s only a question of when.

We had them fully utilized anticipating the Airbus, or with the Airbus contract. When that went away, retaining those engineers was a matter of deciding whether we wanted to go through a whole additional startup of the aerospace business when the orders came back or retain them. And I made the decision to retain them.

I think it was and I believe today it was the right decision. We spent some extra money, but I think the fourth quarter and 2008 will prove that that was precisely the thing we needed to do.

Chad Bennett:	Okay. And without giving guidance, you know, typically, obviously, Q4 is the best quarter of the year. In light of a really strong Q3 that’s supposed to be your worst quarter, I guess going into Q4 and considering we’re two months into it, do you expect the same level of sequential increase that you historically have seen in Q4 relative to the strong Q3 you reported?

Stephen Light:	I think that’s a very fair question. Let me answer it this way. We do not anticipate the kind of spike that we saw last year, which was the result of two events occurring simultaneously. The first one was that we delivered 15 Nanojet machines, almost $10 million of Nanojet revenue that is not repeating this year. And we also finished several of the aerospace machines in the fourth quarter last year. And, of course, with the absence of the follow-on work, we’re not going to have that kind of lift.

So, the fourth quarter this year is going to look quite a bit different than last year. It’s more in line, I’d say, with third quarter than fourth quarter.

Chad Bennett:	Okay, fair enough. And then just one last question, because I don’t think you’ve talked about it in a while. Without -- you guys don’t give guidance, but are you still backing or supporting the target for 2010 that you’ve given for the Company before?

Stephen Light:	Unequivocally, yes, $500 million in 2010, of which approximately $375 is core and $125 is acquisitive. We’ve said that at many of the investor conferences. And I think that the presentation on the investors website right now still has those charts on it.

Chad Bennett:	Great. Just one quick question for Doug. Doug, tax rate, how should we look at it going forward?

Doug Fletcher:	Well, as I mentioned, the tax rate, the reason why it spiked in the third quarter is that we had to true it up for the year. We’re now looking at the full year amount that I mentioned in the little over 28% range for the full year.

Chad Bennett:	Okay. How about if we look past the next -- how about looking into ‘08?

Doug Fletcher:	We really don’t give that kind of level of guidance and I would hesitate to even give a suggestion on it.

Chad Bennett	Okay. All right, fair enough. Thanks, guys.

Operator:	Our next question comes from Syd Parakh with McAdams Wright & Ragen. Please go ahead.

Syd Parakh:	Hey, good morning, everybody. Question: Can you talk a little bit more about the Sandisk situation? I think you mentioned that Sandisk is getting about 20% of their spending, and I wasn’t sure if it relates specifically to Flow’s equipment or their general spending plans?

Stephen Light:	Our review of what Sandisk is doing and looking at their press releases says that they’re — or indicates that they’re facing a lot of competition which is suppressing pricing in their market, and also suppressing demand.

If we just look at how many machines we have produced for the semiconductor industry in a period of about two years, it’s well north of 50. And the productivity gain from those 50 machines, and I’m sure we’re not the only people that have made equipment to, for the industry, just the productivity there alone has got to be enormous.

So, Sandisk has publicly announced that they’re going to cut back 20% of their total workforce. If I’m not mistaken, that was about 10,000 people. Now, that number might be over-stated, so I’ll find out and get back to you on that.

But we have not seen a slowdown in the operation of the equipment that they’ve purchased from us. We have not, however, seen them out in the market buying new machines, or at least not from us, in a fair while.

Syd Parakh:	Okay. And can you also talk about maybe diversification of that customer base in that industry.

Stephen Light:	Well, the semiconductor industry, or in the semiconductor industry today we have approximately 10 active customers. You’ll recall that’s a market that we were not even in 24 months ago, or just over 24 months ago. We are continuing to display our capabilities to that market. There was a semicon show in, I think it was Shanghai this past week, where we exhibited, where we had very good lead interest from people other than flash memory chip manufacturers. I’d rather not publicly disclose the details of who we met with and what we were talking about, but, frankly, there is good interest.

I think waterjet is now an accepted semiconductor manufacturing process. Pretty hard to refute that with 50 machines in place, but we will continue to probe that market, work on that market.

At the same time, we have an OEM relationship with a very large semiconductor equipment manufacturer in Japan somewhat on the same lines as our relationship with Sodick on the EDM side, where we are providing pumps and water management systems to a company that has a real presence in the industry.

So, I think you’ll see us staying in the semiconductor/electronics industry for quite some time.

Syd Parakh:	Okay. And since you talked about Sodick, when do we start to see some of the impacts in that partnership?

Stephen Light:	We have not indicated when we’ll be showing financial results. It is their intention to be delivering equipment this summer.

Syd Parakh:	Okay, okay. And maybe another question on the aerospace side. I guess most of the focus is on the new orders from Boeing, but I was also trying to understand what is that business doing outside of Boeing and Airbus in terms of traction with some other customers there?

Stephen Light:	Okay. In our last call we mentioned the delivery and startup of a machine at Embraer in Brazil. We are working diligently and successfully with Spirit Aviation. We actually had just a couple of weeks ago a full review of all the aerospace potential that we see for waterjet machines, and the number of new aerospace programs, Bombardier, Raytheon, even Honda is now coming in with Piper, and they intend to be building their airplane as a joint venture with Piper in 2010. All of those represent opportunities for us.

Syd Parakh:	Okay. And a question for Doug. Doug, can you talk about what the core G&A spending levels are if you were to assume that you did not have a lot of these consulting or audit-related additional expenses?

Doug Fletcher:	Well, Syd, as I mentioned, this has come up before. It’s difficult to say what is a predicted level of G&A expense. I think what I attempted to point out is the fact that in the quarter we had about $730,000 in costs related to the Asia investigation that was concluded in January, and that was outside professional fees. We also gave some -- I gave some numbers with regards to how much legal litigation, patent litigation costs, audit fees, and external SOX 404 compliance fees are year-over-year, and those numbers are virtually flat year-over-year.

We had started the year and we had mentioned our intention of reducing our compliance costs. Obviously with the impact of the Asian investigation and the additional work we wanted to do globally to make sure there were no other issues in that same area, our compliance costs are going to come in this year about equal to last year, maybe a little decline. That’s excluding the cost of the Asia investigation, which year-to-date was approximately $2.7 million.

We certainly hope not to have an issue such as the Asian investigation again, and you can consider that cost as certainly not a recurring cost. So, I don’t know if that’s helpful, Syd, but that’s --

Syd Parakh:	Yeah, that’s helpful. Thank you very much.

Operator:	Our next question comes from Dennis Wassung with Canaccord Adams. Please go ahead.

Dennis Wassung:	Thanks. I guess one major line of questioning for you, Stephen, sort of on the competitive landscape. You talked about the 87,000 psi HyperPressure system, there is nobody out there doing that today, you’re getting a lot of growth from that product line. I’m just curious what you’re seeing from the competitive side of the business here. Is there going to be a response there at 87,000? How big of a lead do you have? I’m just wondering if there is any change in dynamics out there as a result of the product?

Stephen Light:	Thanks, Dennis, and good morning. The 87 -- we believe the 87K system caught our competitors by surprise. You’ll recall that most of our competitors source pumps from a very small number of UHP producers. The biggest one is KMT, that’s the Swedish company. Then there are a few other Europeans, one or two very small U.S. companies. We anticipate that there will be a competitive response, but most of our competitors, the very best of our competitors, operate at 60,000 psi and struggle with reliability at those levels.

We have spent a lot of time and a lot of our R&E effort developing a reliability growth program here for our pumps, and the difference between an 87K system and a 60 today is the amount of testing and evaluation that’s gone into our 87K system. We are providing all first-year maintenance for our customers included in the purchase price. We’re using that not only to assure high customer uptime, but also to continue our understanding and field learning about how the pump responds when you put it out in an actual location.

I won’t give you or can’t give you any kind of accurate assessment of how long we think it will take our competitors to rise to 87K. When flow introduced 60K back in the mid-90s, it took a year or so for the competitors to come up to that point. But we are not -- we are not done. We think that there are significant advantages for higher pressures in terms of reduced abrasive use, faster cutting, more capable cutting, being able to cut some of the extraordinary alloys that are now coming into our evaluation facility in our cutting laboratory, titanium ceramic matrix, ballistic armor, engine blades for next generation jet engines. All of those things take higher pressure, take more energy, but also more flexibility. And I hope you had the opportunity to see that 5-axis system we had on television. Because when you watch that and think about the capability that that creates in the market, and now the fact that people know about the 5-axis waterjet, I think the future of waterjet market expansion and increased penetration is really very good right now.

Dennis Wassung:	Right. That’s very helpful. You also talked about the 87,000 psi pump rolling out across your product line. Where are you today with that, and I guess — is there a schedule, I guess, a path we could maybe think about how long before that pump is available in all these major products?

Stephen Light:	I won’t give you the rollout schedule, but suffice it to say we’ve got a lot of engineers working awful hard to make sure that all of our customers have access to that improved productivity. I mean, my comment about having walked out in our factory and talking to our operator, we believe in the products we sell, and we’ve got waterjets in our fabrication area, where we make the frames for our pumps. The same operator runs both the 60,000 psi and our new 87, and he’s pretty delighted, frankly, about the new 87. So, we’re using our own products and getting really valuable experience. We’ll have them out to all our customers as quickly as we can do it in an orderly and reliable fashion.

Dennis Wassung:	Okay. And lastly, you talked about Europe really not having much availability to the product yet, but you mentioned, I think, three orders and one unit up and running now. Are your European customers and sales guys pushing that product and available? I guess, can the customers order it and take delivery today?

Stephen Light:	We are not offering it to a broad range of customers. It’s a very specific situation that allows us, or that -- in which we want to put an 87K today in Europe. We want to be sure to have the full support infrastructure in place before we take the product offshore.

Dennis Wassung:	Okay, fair enough. Great. Thank you.

Stephen Light:	Thank you. Eric, one more.

Operator:	Our next question comes from Jim Stone with PSK Advisors. Go ahead.

Jim Stone:	Good morning, gentlemen. First, I have a fairly basic question because I’m relatively new to the company. What is the relative difference in price between an 87 and a 60K machine?

Stephen Light:	Less than 20%.

Jim Stone:	And typically, can you give me a price range that the 87s run in?

Stephen Light:	Oh, I’d give you a broad range of something in the order of $200,000 to $275,000, depending on options and size.

Jim Stone:	That’s close enough. I’m just, again, trying to find out if it was bigger than a breadbox.

Stephen Light:	Yeah, yes.

Jim Stone:	Also, can you comment on over the next 12 months what industries or applications you see as the major drivers in the growth of the company?

Stephen Light:	Okay. Maybe I can answer that in a little bit of a tangential manner. We focus very heavily on satisfying and delighting existing customers. And the reason we do that is the 26% of the company’s revenue, at this point year-to-date 25%, comes from our after-market. Of the remaining 74%, 32% of that comes from repeat sales to existing customers, and another 34% comes from word-of-mouth recommendations from those existing customers to future customers, friends of theirs.

So, if you run the numbers, I think it comes close to 71% of revenue ties to an existing customer. So, frankly, we don’t spend a great deal of time thinking about what new market to get into. Our customers bring us theirs. At these growth rates, we’re working very hard to satisfy demand coming out of -- really being caused by existing customers.

Jim Stone:	Okay. So, then you’d expect the growth to be across your major product lines, or major areas now, outside the aerospace. No particular shift in emphasis of applications or industries?

Stephen Light:	No. There is no shift in emphasis. There is such a large market, unpenetrated market available to us at this point. I think our biggest challenge is reaching more customers in markets we already understand, and continuing to bring out new products such as this new 87,000 psi HyperPressure that gives those new customers a leg up, a real productivity benefit.

Jim Stone:	And then lastly, not trying to get into any details of the forecast, but I am trying to worry about how to model. Can you give us some feel where your margins were unusual this quarter for both negative and positive reasons, when you might expect a more normal return to your expected margins? Is that a six-month process, a year process?

Stephen Light:	I’m hesitant to give you a forecast on margins, because simply we just don’t give guidance. But the major negative impact on margins this quarter reflected this quarter. And some of it will show in fourth quarter was the decision that we made — that I made to retain the engineers in our Jeffersonville, Indiana facility, the aerospace engineers, when Airbus cancelled about $14 million worth of backlog.

So, we kept that staff in place in order to protect our long-term interest in aerospace. I can’t think of, frankly, at this point any other unusual change other than the material cost issues that Doug and I both mentioned relative to stainless steel.

But in terms of order of magnitude, the aerospace decision was a much more significant decision than is the impact of the steel.

Jim Stone:	Right. No, I can understand your reasoning and I think I’d do the same thing if I was in your position.

Stephen Light:	Thank you.

Jim Stone:	Keep up the good work and appreciate it.

Stephen Light:	Thank you very much. Good to chat with you.

Ladies and gentlemen, we thank you for your attention and once again we apologize for the very short notice of this call. We appreciate your interest and being on the line. We’ll talk to you again in a few months.